UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to 240.14a-12

THE COEUR d'ALENES COMPANY
(Name of Registrant as Specified In Its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-
     6(I)(1) and 0-11.
1) Title of each class of securities to which Transaction
applies:
_________________________________________________

2) Aggregate number of securities to which Transaction
applies:
_________________________________________________

3) Per unit price or other underlying value of Transaction
computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the
filing fee is calculated
And state how it was determined):
_________________________________________________

4) Proposed maximum aggregate value of Transaction:
__________________________________________________

5) Total fee paid:
__________________________________________________


[  ]  Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid  ______________
2) Form, Schedule or Registration Statement No.:
______________________
3) Filing Party
__________________________________________________
4) Date Filed: ______________________________





THE COEUR d'ALENES COMPANY
3900 E Broadway
Spokane, WA 99202
(509) 924-6363

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:  November 18, 2002, 1:30 P.M. Pacific Standard Time.

PLACE:  3900 E. Broadway, Spokane, WA  99202

MAILING ADDRESS:  P O Box 2610,  Spokane, WA 99220-2610

Proxies, Solicitation and Voting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Shareholders on November 18, 2002. It was mailed to shareholders on or about October 18, 2002. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the proposal to amend the Company's articles of incorporation to effect a reverse stock split followed by a forward stock split of the Company's common stock, for the election of the nominees for Directors designated below, for the approval of the appointment of BDO Seidman as the independent certified public accountants of The Coeur d'Alenes Company ("Cd'A" or the "Company") and, as to any other business that comes before the meeting, in the manner deemed in the best interests of the Company by the persons named in the proxy.

Shareholders may vote in person or by proxy. A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Shareholders and voting in person. Attendance at the Annual
Meeting of Shareholders will not in and of itself constitute the revocation of a proxy. As of the record date, September 24, 2002, the Company had outstanding and entitled to vote 5,335,530 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The Articles of Incorporation of the Company state that shareholders are not entitled to exercise cumulative voting rights for the election of Directors.


PROPOSAL NO. 1

AMENDMENT OF THE COMPANY'S
ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD
STOCK SPLIT OF THE COMPANY'S COMMON STOCK

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SPECIAL FACTORS

As presented in Proposal No. 1, the Board of Directors has authorized and unanimously recommends that the Shareholders approve a reverse 1 for 1,000 stock split followed immediately by a forward 1,000 to 1 stock split of the Company's common stock.
A summary of the terms of the Transaction is as follows:

* The purpose of the Transaction is to cash out
Shareholders holding less than one thousand (1,000) shares of common stock in a record or nominee account at 6:01 p.m. on November 28, 2002 (the "Effective Time");
the Transaction is being undertaken at this time in order to provide small, unaffiliated shareholders with an economic means of liquidating their shares, as well as reducing the Company's expense of compliance with federal securities laws, (For additional information, see discussion in the section entitled "Reasons for Transaction", page 14);

* The ratio for the reverse split is one (1) share for every one thousand (1,000) shares beneficially owned at the Effective Time; (For additional information, see discussion in section entitled "Structure of the Transaction on page 15);

* Shareholders who are cashed out will receive $0.25 for each share beneficially owned the moment before the Effective Time; the Directors considered the following factors in determining that the purchase price is fair:
1 it is higher than the current trading price;

2 it is higher than liquidation value;

3 it allows cashed out shareholders to sell their shares without cost;

4 it allows cashed out shareholders to sell their shares now without the continuing risks associated with the soft economy;

* Stock is available for purchase on the open market at $0.24 according to the most recent over the counter listing but the stock is not trading. Company stock, in transactions for which management is privy to the details, has traditionally traded at one half of book value or less both before and since the Company has been listed on the Bulletin Board. (For additional information, see discussion in section entitled "Affect of the Transaction on Company Shareholders" at page 18);

* The Transaction must be approved by a majority of the shares of common stock including shares owned by Shareholders who are affiliated with the Company as officers, Directors or employees;

* If the Transaction is approved and if the number of shareholders drops below three hundred, then the Company intends to file a certification of termination of registration of its common stock with the Securities and Exchange Commission and the Company will cease to be a reporting company; Officers, Directors and holders of 10% or more of the outstanding shares of common stock also will not be subject to other provisions of federal securities law. (For additional information, see section entitled "Effect on Shareholders" at page 13 and "Affect of the Transaction on Company" page 20);

* The Transaction, if approved, will not have any material effect upon Shareholders beneficially owning one thousand
(1,000) or more shares of the Company's common stock; the Directors determined on January 28, 2002 that $0.25 per share was a fair purchase price. (For additional information, see section entitled "Effect on Shareholders at page 18).

* If the Transaction is approved, small Shareholders
(thereafter referred to as Cashed-Out Shareholders) will have dissenter appraisal rights under Idaho law; a Cashed-Out Shareholder, however, must have sent a notice to the Company prior to the meeting and not voted for the Transaction. (For additional information, see section entitled "Dissenter's Appraisal Rights" on page 24).

The purpose of the Transaction is to eliminate the cost associated with administering a large number of shareholder accounts with fewer than 1,000 shares. All shareholders have received very little benefit from the "public market" for the stock, as there has been very limited activity since 1993. As an alternative, the Company has offered several programs allowing shareholders to tender their shares to the Company, but has had limited success in reducing the total number of accounts with small holdings. The Company will benefit as a result of a substantial cost savings (approximately $43,500 each year) and the small shareholders will benefit from the ability to cash out their holdings without incurring a sales expense. The current "market" value is $0.09 per share and any associated sales fees would be deducted before the funds would be remitted to the shareholder. There will be no material effect on the remaining shareholders, whether affiliated or unaffiliated. The cost associated with the Transaction, which is likely to be approximately $36,000 including the cash-out of the shareholders holding fewer than 1,000 shares is a detriment to the remaining shareholders. This cost will not impair or restrict the Company's ongoing business, however, and the Company, as well as the remaining shareholders, will benefit in future years from the annual cost reduction. It also will be more difficult for the remaining shareholders to sell their shares since the Company's
stock may not be listed on the Bulletin Board.    It will be more
difficult for the remaining minority shareholders to get financial information on the Company, as it will no longer be filing reports with the Securities and Exchange Commission.
These detrimental effects will impact the ability of minority shareholders to make appropriate investment decisions.

The Cashed-Out Shareholders will not be harmed as the net cash to the shareholder exceeds proceeds available from sale in the open market. The price of $0.25 per share is approximately twice what is currently available on the open market. Small shareholders who are cashed out will be subject to the capital gains tax rules in effect at the time of the Transaction. Mr. Coulson and the Company have chosen this time for this Transaction because it is required by operating losses to find ways to cut the expense load while still maintaining operations at a level that will allow the Company to participate in a market recovery.

At a regular meeting of the Board of Directors held on November 29, 2001, Mr. Coulson, and the Directors of the Company initially determined that this Transaction is fair to all unaffiliated shareholders of the Company. An excerpt from the minutes of that meeting is included on page 15 of this Proxy Statement. The small shareholders currently have no way to liquidate their investment in the Company without incurring costs that are disproportionate to the overall value of the stock. This Transaction provides a method to cash out these shareholders. As explained on page 11, the Directors declined to accept the conclusion presented in a going concern valuation study and report from an independent business valuation service company.

The Directors decided that $0.25 per share was a fair price.
Over the last two years, the range of high and low bids has been $0.13 to $0.05. Market price is not a relevant measure of fairness, as there is not an active trading market. Because of significant losses incurred in fiscal 2001 and continuing in fiscal 2002, Mr. Coulson and management do not believe the price of a single stock trade that occurred two years ago ($0.31 per share) represents fair value nor is it relevant in determining the fairness of the price to the unaffiliated shareholders.
After tax earnings per share have averaged $0.02 and $0.01 over the last three years. At $0.25 per share, the purchase price represents twelve and one half times average after tax net income per share based on the last five years and twenty five times average after tax net income per share based on the last three years. Book value as of December 25, 2002 was approximately $2,927,000, or $0.55 per share. The purchase price represents roughly 50% of current book value.

The going concern value of the Company, as measured by the average return on investment, is less than the going concern value for companies with sales comparable to the Company. Assuming that the going concern value for minority shareholders would be $0.08 per share (the discounted equity value reflected in Exhibit 1 of the Cronkite and Kissel Report) liquidation value for minority shareholders undoubtedly would be $0.04 per share or less because of the considerable expense associated with winding down the Company's operations. The net income generated by the Company over the last three years has resulted in an average before tax return on investment of 3%. A new investor in the Company undoubtedly would require a return on investment of at least twice that amount in order to justify the purchase. The Risk Management Association, which serves the financial services industry, publishes an Annual Statement Study of major industries. According to that report, the median before tax return on investment for all metals distribution businesses with $10,000,000 to $25,000,000 in annual sales has averaged 18.4%
over the last three years. The median before tax return on investment for all companies has averaged 19% over the last three years. At a purchase price equal to one half of the Company's book value, an investor could achieve an average before tax return on investment of approximately 6%; this return would still be less than the return achieved by businesses in the industry with $10,000,000 to $25,000,000 in annual sales. Therefore, the $0.25 per share price (approximately one half of book value) is a fair price at which to buy out the minority shareholders. A new investor in the Company, however, undoubtedly would require significantly more than a 6% before tax return in order to justify the purchase.

Over the last two years, the Company has purchased a small number of shares through tender offers at purchase prices ranging from $0.43 to $0.58. The Company was willing to pay this higher price because of the few shares involved and the disproportionately high cost of maintaining the accounts. Tender offers were to shareholders with 200 or fewer shares. There have been no firm offers by any unaffiliated party regarding mergers or acquisition of stock or assets during the past two years. Mr. Coulson, Management and the Directors did not attempt to assign any weight to the various factors in concluding that the Transaction is fair to unaffiliated shareholders.

The following analysis was used in determining the fairness of the offer price of $0.25 per share:

	Bid price as published in the Spokane over the Counter Market for the last two years;
		April 4 - April 12, 2000		$0.25
		April 13 - April 24, 2000		$0.20
		April 25 - May 16, 2000			$0.20
		May 17 - May 22, 2000			$0.18
		May 23 - June 6, 2000			$0.18
		June 7 - June 13, 2000			$0.13
		June 14,2000 - January 3, 2001		$0.12
		January 4 - August 27, 2001		$0.10
		August 28 - October 11, 2001		$0.05
		October 12  -  October 15, 2001		$0.12
		October 16 - November 28, 2001		$0.05
		Noveber 29 - November 29, 2001		$0.12
		November 30, 2001 - May 2, 2002		$0.05
		May 3, 2002 - July 15, 2002		$0.07
		July 16, 2002 - August 5, 2002		$0.08
		August 6 - August 8, 2002		$0.09
		August 9 - August 20, 2002		$0.10
		August 30 - Present			$0.09

The offer price is the highest "market" price during the two year period and significant operating losses have been incurred since the "market" price of $0.25 over two years ago.

	The Price/Earnings ratio was calculated as follows;

				Average Shares
Year	After tax net income	Outstanding	Earnings Per Share


1997		$125,310	5,353,561	$0.0234
1998		$251,026	5,350,338	$0.0469
1999		$141,910	5,348,213	$0.0265
2000		$154,546	5,344,193	$0.0289
2001            $(132,171)	5,341,564	$(0.0247)

		Total				$0.101
		Divided by 5			$0.02
		Offering Price of $0.25/$0.02 = 12.5 x earnings


1999		$141,910	5,348,213	$0.0265
2000		$154,546	5,344,193	$0.0289
2001	        $(132,171)	5,341,564	$(0.0247)

		Total				$0.03
		Divided by 3			$0.01
		Offering Price of $0.25/$0.01 = 25 x earnings

These calculations are based on undiluted shares as the only diluting factor during the five year period was outstanding debentures that were never converted to common stock and have been retired.

At a regular meeting of the Board held on January 28, 2002, the Board of Directors determined that the transaction was fair to the unaffiliated and Cashed-Out Shareholders. The Directors reviewed the earlier decision that the purchase price would be $0.25 per share and determined that market conditions had not changed. In fact, the Company was continuing to lose money. If anything, the price could be adjusted down. In order to make the Transaction attractive to the shareholders being cashed-out and at the same time not damage the remaining unaffiliated shareholders, the Directors determined that a purchase price of $0.25 was still a fair price. The Directors also agreed that all aspects of the Transaction were fair to the Cashed-Out Shareholders.


This Transaction will not have a material effect on shareholders holding 1,000 or more shares of the Company's stock. The Company will no longer have a class of securities that is registered nor be a reporting
Company; without an active trading market over the last ten years, however, the registration of the common stock has not provided a material benefit to the Company or its shareholders.

If this Transaction had occurred as of December 25, 2001, the shareholders with 1,000 or more shares would have benefited from an increase in book value of approximately $0.02 per share. At the end of the second fiscal quarter, the Company's book value is $.54. If the cost of this Transaction, including the payment to cashed out shareholders, is approximately $36,000, the book value per share after the Transaction will also be $.54 per share. Affiliated shareholders, who currently control 64.95% of the outstanding common stock, will control 65.73% of the outstanding common stock after the Transaction. If this Transaction had taken place at the beginning of fiscal 2000, the loss per share in fiscal 2001 would have been $0.025 instead of $0.024. The earnings per share would have been $0.029 compared to actual earnings per share of $0.028. The affiliated shareholders share of the net loss for 2001 would have increased from $85,845 to $86,876. Likewise, the affiliated shareholders share of the net income from fiscal 2000 would have increased from $100,377 to $101,583. The change is less than one percent. Mr. Coulson's share of the net book value and interest in net income of the Company would increase from 50.56% to 51.15%. His share of the operating loss for fiscal 2001 would have increased by 1% or $779 and his share of the operating profit for fiscal 2000 would have increased by 1% equaling $912. His total share of the net book value will decrease by approximately $1,500.



No Director dissented or abstained from voting on the Transaction.
The Transaction has not been structured in a manner that would require the approval of a majority of the unaffiliated shareholders voting as a separate class; neither Idaho state law nor the Articles of Incorporation of the Company require nor provide for a procedure for the Cashed-Out Shareholders to vote in a separate class.

A majority of the Directors who are not employees of the Company has not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of this Transaction; neither the Company nor Mr. Coulson intend to grant access to Company files to unaffiliated Shareholders (except to the extent such access exists for all shareholders under Idaho law), to provide counsel to unaffiliated Shareholders at Company expense, to obtain appraisal services or to prepare a report concerning the fairness of the Transaction. Although these procedural safeguards are not present, Mr. Coulson and the Company believe that the Transaction is procedurally fair to unaffiliated small shareholders. The Directors understand their fiduciary responsibilities, have authorized several tender offers to small shareholders previously, and have tried to establish active trading markets. Dissenter appraisal rights also are available.

This Transaction was approved by all the Directors who are not employees of the Company.

There have been no firm offers made by an unaffiliated person during the last two years to acquire the Company or a significant part of the Company's assets.

In accordance with an engagement letter dated May 10, 2001, the Company received an independent valuation of the shares of common stock owned beneficially by the minority shareholders as of August 31, 2001. This report was prepared by Cronkite and Kissell Business Valuation and Financial Advisory Services, 1888 Century Park East, Suite 1900, Los Angeles, CA 90067, who have significant valuation experience including an emphasis on accounting, finance and legal. The Company selected this firm because of their experience with the steel fabrication industry.
 The report was prepared by David Kissell, ASA and Helena Nam Reich, ASA. No relationship existed between this firm and the Company or any of its affiliates before the preparation of the report; no relationship is contemplated for the future. The valuation methodology combined a market approach with an income approach, giving equal weight to both approaches. The report was based upon financial information of the Company for the previous five fiscal years. The market approach compared ratios and earnings analysis with comparable financial information of eight public companies. The income approach was based upon a capitalization of debt-free cash flow. The market approach resulted in a total equity value of $740,000, with a weight factor of 50% (a $370,000 weighted value). The income approach resulted in a total equity value of $740,000, with a weight factor of 50% (a $395,000 weighted value). The total weighted value, therefore, was $765,000 and, prior to discounts, the value per share would be $0.14 for the 5,340,804 shares issued and outstanding.

Cronkite and Kissel then applied a minority interest discount of 17% ($0.02 per share) and a lack of marketability discount of 30% ($.04 per share). The Report then concluded that the fair market value of the minority interest was $.08 per share. Since the Report did not compare the financial information of the Company to similar information of other companies of similar size, the Board of Directors felt that the discount for lack of marketability used in the Report was questionable; consequently, the Directors did not accept the conclusions set forth in the Report. The Report was filed on May 15, 2002 as Exhibit 1 to
Schedule 13E3/A of the Company and is incorporated herein by reference.

A copy of the valuation report will be made available for inspection and copying at the principal executive office of the Company at 3900 E Broadway, Spokane, WA during regular business hours by any interested shareholder of the Company or any representative who has been so designated in writing by a shareholder.
The Company will mail a copy of the report to any interested shareholder or designated agent upon written request and without charge.

There have been no sales or acquisitions of the Company's common stock by any of the executive officers or directors of the Company where the aggregate value of the transactions exceeded
$60,000 during the past two years.

The Company has been conducted tender offers to holders of 200 and fewer shares continuously during the past two years.  Total shares purchased and the price paid for the Common Stock is
detailed in the following table:
								Avg Cost
	Date		# of shares	Total Cost 		Per
								Share

	October 2001	  5,274		$2,260			$0.43
	May 2001	    776		$  400			$0.52
	February 2001	    584		$  320			$0.55
	September 2000	  1,055		$  540			$0.51
	June 2000	  1,014		$  590			$0.58

On December 21, 2001, the Company received an unsolicited offer to sell to Company employees the shares of common stock held by Eliot Investments Limited Partners. This Partnership offered to sell the shares quoted at the market price, which at that time was $0.05. The total shares involved were 4,205. Of those 4,205, Jimmie Coulson acquired 189 shares, Marilyn Schroeder acquired 2,516 shares and other employees who are not executive officers or directors acquired the remaining 1,500 shares.

There were no negotiations, transactions or material contacts between the Company and any of its executive officers, directors or affiliates that would qualify as significant corporate events, as that term is defined by Item 1005(b) and (c) of Regulation M-A..

There are no agreements between the Company, its executive officers, directors or any affiliates and any other party with respect to the Company's common stock which would be subject to
Item 1005(e) of Regulation M-A.

Ratio of earnings to fixed charges are as follows:

	Nine Month Period Ended June 25, 2002:	-1.22:1
	Fiscal Year Ended September 29, 2001:	-.54:1
	Fiscal Year Ended September 30, 2000:	.61:1
	Fiscal Year Ended September 25, 1999:	.57:1
	Fiscal Year Ended September 26, 1998:	.83:1
	Fiscal Year Ended September 27, 1997:	.42:1




Subject Company Information

(a)  This Transaction is being conducted by the issuer:

	THE COEUR D'ALENES COMPANY
	3900 E Broadway
	Spokane, WA 99220-2610
	(509) 924-6363

b) Total shares of Common Stock outstanding as of September 23, 2002: 5,335,530

(c) There is currently no established public trading market for the Company's common stock. The range of high bid and low bid quotations for the Company's common stock, by quarters, as reported on the over-the-counter market for the period beginning October 1, 1999 through September 29, 2001, is set forth in dollars per share below:




				    	   2001 		   2000
					High - Low		High - Low

July 1 - September 30			$.12 - $.05		$.12 - $.12
April 1 - June 30			$.10 - $.10		$.25 - $.12
January 1 - March 31			$.12 - $.10		$.31 - $.12
October 1 - December 31			$.12 - $.12		$.12 - $.12

The source of the above quotations is the Spokane over-the-counter listing, and the above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual Transactions. In addition, the lack of an established public trading market for the Company's common stock should be kept in mind in reviewing the above quotations. The prices shown are reflective of Transactions for a limited number of shares.

(d) The Company has not declared or paid any dividend on the shares of common stock in the last two (2) fiscal years. There also have not been any changes in or disagreements with the Company's independent public accountants concerning accounting or financial disclosures.

(e) n/a

(f) The Company has been conducting tender offers to holders of
200 and fewer shares continuously over the past two years.  Total shares purchased and the price paid for the Common Stock is
detailed in the following table:
								Avg Cost
	Date		# of shares		  Total Cost 	Per Share

	October 2001	   5,274		$2,260	 	 $0.43
	May 2001	     776		$  400	 	 $0.52
	February 2001	     584		$  320	 	 $0.55
	September 2000	   1,055	 	$  540   	 $0.51
	June 2000	   1,014		$  590	 	 $0.58


The source of funds for the transaction will be the Company's working capital. The total number of fractional shares that will be purchased and the total cash to be paid by the Company are unknown. However, if the Transaction had been completed as of January 1, 2002, the cash payment that would have been issued to cashed out shareholders would have been at least $15,822 based on 63,287 shares held by 599 registered shareholders. The actual amounts will depend on the number of cashed out shareholders at the Effective Time of the transaction, which may vary from the number identified on January 1, 2002. The Company is not able to determine at this time the number of shareholder accounts with fewer than 1,000 shares are held in depositories.

The cost of the transaction is expected to be around $20,000 not including the payment to cashed out shareholders. Legal fees, solicitation materials and mailing are the only significant costs the Company anticipates at this time.
Three of the Company's Directors, listed below, will be cashed out unless they acquire additional shares or if Dr. Robert Shanewise combines his accounts, to bring their total holdings of record to more than 1,000.

		Robert P. Shanewise
		Wendell J. Satre
		Lawrence A. Stanley

As all of the Directors believe this transaction is in the best interest of the Company and all of the unaffiliated shareholders, all five intend to vote their shares in favor of this transaction.

No Director or executive officer has made a recommendation separate from the unanimous resolutions adopted by the directors either in support of or opposed to this transaction to any other party.

No person or class of persons are directly or indirectly employed, retained, or are to be compensated to make solicitations or recommendations in connection with this transaction.

No Officer, employee or corporate assets of the Company has or will be employed or used by the Company in connection with this transaction.



Identify and Background of Filing Person

	The filing person is the subject company; because he is an affiliated shareholder
	Jimmie T. G. Coulson also is deemed to be a filing person;


Directors:	Jimmie T G Coulson, Director, President/Chief
Executive Officer ("CEO")
	P O Box 2610
	Spokane, WA  99220-2610
	(509) 924-6363

	Wendell J Satre, Director
	2822 E Snowberry Lane
	Spokane, WA 99223
	(509) 536-5627

	Marilyn Schroeder, Director, Vice President/Chief
Financial Officer ("CFO")
	P O Box 2610
	Spokane, WA 99220-2610
	(509) 924-6363

	Robert P Shanewise, Director
	921 W Comstock Court
	Spokane, WA 99203
	(509) 443-1944

	Lawrence A Stanley, Director
	Empire Bolt and Screw
	1501 E Trent
	Spokane, WA 99202
	(509) 534-0636

Officers:	Jimmie T G Coulson, Director, President/CEO
	P O Box 2610
	Spokane, WA  99220-2610
	(509) 924-6363

	Lawrence A Coulson, Vice President/GM Stock Steel
	P O Box 2610
	Spokane, WA 99220-2610

	Marilyn Schroeder, Director, Vice President/CFO
	P O Box 2610
	Spokane, WA 99220-2610
	(509) 924-6363


Information concerning the principal occupation and employment during the last five years is set forth in Proposal No. 2 of this proxy statement at page 25. None of these individuals has been convicted in a criminal proceeding nor been a party to a judicial or administrative proceeding in the last five years. All of these individuals are United States Citizens.

The Board of Directors has authorized and unanimously recommends that the Shareholders approve a reverse 1 for 1000 stock split followed immediately by a forward 1000 for 1 stock split of the Company's common stock (together, the "Transaction"). As permitted under Idaho law, Shareholders of the Company whose shares are converted into less than one share in the reverse split portion of the Transaction will receive cash payments equal to the value of their fractional interests determined in the manner described below. The Transaction will include shares of common stock held in a nominee account, as well as shares registered in the name of a Shareholder.

If approved, the Transaction will take place on June 12, 2002. For the Transaction to be approved, a majority of the Shareholders entitled to vote at the Meeting, including Shareholders who are affiliated with the Company, must approve the amendments to the Company's Articles of Incorporation attached hereto as Exhibit A; the Company anticipates that the Shareholders listed in the Security Ownership of Management section on page 31.will vote in favor of the Transaction.

EFFECT ON SHAREHOLDERS:

If approved at the meeting, the Transaction will effect unaffiliated Shareholders holding less than 1,000 shares of common stock in a record account or in a nominee account at the close of business on November 28, 2002. Unaffiliated Shareholders holding common stock in street name through a nominee (such as a bank or broker) will be effected in the same manner as Shareholders whose shares are registered in their name.
 Such shares will be cashed out by the Company at a price of $0.25 for each share beneficially owned by an unaffiliated Shareholder prior to the effective time of the reverse split; the Directors have determined that $0.25 represents a fair value for the cashed-out shares. (See, Structure of the Transaction below.) No commission or other fee will be charged to the Shareholders on this cash-out. The purchase price will be paid when the certificates for such shares are delivered to the Company. Such shares will have no continuing interest in the Company after the Transaction whether or not such shares are delivered to the Company.

The Directors believe that the Transaction will provide a significant benefit to the unaffiliated Shareholders, as it provides a method for the unaffiliated Shareholders owning less than 1,000 shares to receive cash for their shares without incurring high brokerage costs. Because affiliated Shareholders own or control 64.95% of the outstanding shares of the Company's common stock, it is difficult for unaffiliated, small Shareholders to participate in or have an effect upon management of the Company. See also, Background and Purpose of the Transaction, page 12.


After the Transaction is completed, the unaffiliated Shareholders will not have an equity interest in the Company. Management does not have any basis upon which to speculate concerning the future fair market value of its shares of common stock. The general downturn in the economy and the closure of the aluminum smelters in the northwest in 2000 and 2001, among other things caused the Company to incur a net loss for the fiscal year ended September 29, 2001 of $132,171. Management has been following an aggressive cost cutting program since mid-2000; costs reduced and steps taken, include: merging the wholly owned subsidiary back into the parent company to reduce overhead, cutting staff by 30%, reducing inventories to lower carrying costs, postponing equipment purchases and putting idled equipment up for sale . Eliminating the projected cost of $43,500 related to small shareholders and SEC registration is another cost reduction approach. The affiliated Shareholders and Directors understand the risks facing the Company in the future. The Directors do not believe that the small unaffiliated Shareholders should be subject to the Company's future uncertainties. The Directors do not believe that there is any detriment to the Shareholders in this Transaction.

If the Transaction is completed, affiliated Shareholders will own 65.73% of the outstanding shares of common stock. See Affects of the Transaction on Company Shareholders, page 13 for effect of the Transaction on the affiliated Shareholders, increased interest in the net book value and net earnings/loss of the Company.



The Transaction will have no net effect on Shareholders holding 1,000 or more shares of the Company's common stock whether held of record or in a nominee account with a bank or broker. Continuing Shareholders will no longer receive whatever benefits result from the reporting system, including the continued filing of the annual report on Form 10-KSB and quarterly filings on Form 10-QSB. If the Transaction is approved, then the Company intends to withdraw its registration of the common stock with the Securities and Exchange Commission and cease to be a reporting company. If the Company's registration with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the
"SEA") is withdrawn, then officers, Directors and shareholders owning more than 5% of the outstanding shares of the Company's common stock will not be required to file reports presently required by Sections 13 and 16 of the SEA. The Company will also not be required to file proxy material with the SEA pursuant to
Section 14 of the SEA.



REASONS FOR THE TRANSACTION:

The Company, acting through its Directors, including all Directors who are not employees of the Company, and Mr. Coulson recommend approval of the Transaction for the following reasons, which are described in more detail under "Background and Purpose of the Transaction" below:

* As a result of the Company's merger with Conjecture, Inc.
in 1993, the Company has a large number of Shareholders holding a small number of shares. As of March 1, 2002, 599 of the 721 Shareholders of record of the Company held less than 1,000 shares. These shares constituted only
63,287 (1.18%) of the total 5,335,530 shares outstanding at the time. Of these 599 shareholders, 382 own 40 or fewer shares resulting in a value of $10.00 or less.
Continuing to maintain accounts for these Shareholders and mailing them notices and financial information costs the Company a substantial amount each year. The
Transaction will reduce the number of Shareholders with small accounts and result in significant cost savings for the Company.

* In most cases, it is prohibitively expensive for Shareholders with fewer than a round lot of 1,000 shares to sell their shares in the limited public market that exists for the stock. The Transaction provides such Shareholders with the opportunity to receive cash for their shares without incurring brokerage fees. If these Shareholders, however, do not want to cash out their shares, they can purchase additional shares on the open market to increase their record account to at least 1,000 shares or, if applicable, consolidate or transfer record or nominee accounts held in different names into a single record or nominee account with 1,000 or more shares.
Shareholders with less than 1,000 shares in a nominee account can instruct their agent to purchase additional shares; for some Shareholders, the nominee account could be closed with the shares consolidated with shares held of record. Such Shareholders need to complete any purchase or consolidation prior to the effective time on November 28, 2002.

* The Directors and officers of the Company are undertaking the Transaction at this time because in the face of a depressed economy and a significant decline in the demand for the Company's products, the expense associated with administering these small shareholder accounts is too great of a burden on cash flow. The Company estimates that the annual savings from this Transaction will be approximately $43,500.

STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the Company's common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 P.M. Pacific time on November 28, 2002 (the "Effective Time"). All Shareholders on November 28, 2002 will receive 1 share of the Company's common stock for every 1,000 shares of the Company's common stock held in their record or nominee accounts at that time. Any Shareholder who has the beneficial interest in fewer than 1,000 shares of the Company's common stock at the Effective Time (referred to hereafter as a "Cashed-Out Shareholder"), will receive a cash payment instead of fractional shares. This cash payment will be $0.25 per share as determined by the Board of Directors at regularly scheduled meetings of the Board held on November 29, 2001 and January 28, 2002. The Directors considered an independent valuation report prepared by Cronkite and Kissell that established the value at $.08 per share as of August 31, 2001. The Directors, however, did not accept the conclusions and recommendations of that report. The Company did not ask Cronkite & Kissell to issue a fairness opinion. As noted above, a copy will be provided without charge upon written request. The Directors decided that $0.25 was a more appropriate value. The minutes of the meeting for this discussion state in part as follows:

The Board concluded that the Company should attempt to eliminate the small shareholders in order to reduce the number of shareholders to less than 300. The Company thus would not be required to be a reporting entity with the Securities and Exchange Commission.
Elimination of the filing requirements will reduce expenses significantly. An independent valuation report by Cronkite and Kissell on the Company's stock was available for Board use. This report concluded that the shares of common stock that represent a minority interest have a fair market value of $0.08 per share. There was discussion on the lack of relevance of this report. Since the report did not compare the Company to other companies of similar size, the Board felt that the discounts for lack of marketability and lack of control used in the report were questionable; consequently, the Directors did not accept the conclusions set forth in the report. A value of twenty-five cents a share, roughly half of current book value, was considered and determined by the Directors to be a fair price.

At the next regularly scheduled Directors meeting held January 28, 2002, the Directors reviewed again their prior conclusion that $0.25 was the fair market value for the shares. In addition to the facts examined at the November 29, 2001 meeting, the Directors noted that, based on the average earnings for the last five years, the price earnings ratio at that value would be 12.5 to 1. Given no change in business conditions or marketability of the stock, coupled with the belief that 12.5 x earnings is a fair price, the Board once again concluded that $0.25 was the fair market value per share. As required by Idaho law, the Directors also considered the beneficial effect upon the Company's customers, vendors, and suppliers of the cost reductions resulting from the Transaction.

Immediately following the Effective Time for the reverse split, all Shareholders who are not Cashed-Out Shareholders will receive 1,000 shares of the Company's common stock for every 1 share of stock they received as a result of the reverse stock split. If a Shareholder holds 1,000 or more shares in a record or nominee account prior to the Transaction, any fractional share in those accounts will not be cashed out after the reverse split and the total number of shares held in those accounts will not change as a result of the Transaction.

In general, the Transaction can be illustrated by the following examples:


Hypothetical Scenario

A is a Shareholder who holds
999 shares of Company stock in
one account as of 6 P.M. on
November 28, 2002.  Assume the
trading value of A's share is
$0.25 per share.

Result

Instead of receiving a
fractional share (.999 of a
share) of Company stock after
the reverse split, A's 999
shares will be converted into
the right to receive cash. For
these 999 shares, A will
receive $249.75, assuming the
hypothetical trading value of
$0.25 per share.

Note: If A wants to continue
an investment in the Company,
A can buy at least 1 share of
stock and hold it in A's
record account. A would have
to act far enough in advance
of November 28, 2002 so that
the purchase is complete by
the close of business on that
date.


Hypothetical Scenario

B has 1 record account and 1
nominee account. As of
November 28, 2002, B holds 500
shares of Company stock in one
account and 700 shares of
stock in the nominee account.
 B has the beneficial interest
in the shares in both
accounts.

Result

B will receive cash payments
equal to $0.25 per share for
shares of Company stock in
each of the two accounts.  B
would receive two checks
totaling $300.00 (500 shares
x. .25 = $125.00 + 700 shares
x .25 = $175.00  $125.00 +
$175.00 = $300.00

Note: If B wants to continue
an investment in the Company,
B can consolidate/transfer the
two accounts prior to November
28, 2002.  In that case, B's
holdings will not be cashed
out in connection with the
Transaction because B will
hold at least 1,000 shares in
one account.  B would have to
act far enough in advance so
that the consolidation is
complete by the close of
business on November 28, 2002.


Hypothetical Scenario

C holds 1,001 shares of
Company stock in a record
account as of November 28,
2002.

Result

After the Transaction, C will
continue to hold all 1,001
shares of Company stock.; the
Transaction will not effect
his ownership.


Hypothetical Scenario

D holds 999 shares of Company
stock in a nominee account as
of November 28, 2002.

Result

Same result as A above.



BACKGROUND AND PURPOSE OF THE TRANSACTION

The Company has a large number of small shareholders resulting from the merger with Conjecture, Inc. in 1993. Since that time, the Company has been able to reduce its total number of Shareholders by offering several programs that have allowed the Shareholders to tender their shares to the Company. The Company, however, still has a large number of Shareholders with less than 1,000 shares.

As of September 23, 2002, 599 Shareholders owned fewer than 1,000 shares of stock. At that time, these Shareholders represented approximately 83% of the total number of Shareholders of record, but with ownership less than 2% of the total number of outstanding shares of the Company's stock. Mr. Coulson and the Company believe that the Transaction will provide the Cashed-Out Shareholders with a cost-effective way to cash out their investments, as the Cashed-Out Shareholders will not have any Transaction costs in connection with the Transaction. In most other cases, small shareholders would likely incur brokerage fees disproportionately high relative to the market value of the shares if they wanted to sell their stock. In addition, some small shareholders might even have difficulty finding a broker willing to handle such a small Transaction. The Transaction, however, eliminates these problems for most small shareholders. The Company and Mr. Coulson do not believe that there is any alternative means available at this time to accomplish this objective for small shareholders.

Mr. Coulson, as the single largest shareholder and President of the Company, is very concerned about the Company's cost of doing business in a slow market. Therefore, he supports the purpose of the Transaction. The cost of administering each Shareholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's cost to maintain hundreds of small accounts is disproportionately high when compared to the total number of shares involved.

Because of these disproportionate costs, the Directors and Mr. Coulson believe that it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with small shareholders with fewer than 1,000 shares of Company stock.

The Company in the future may pursue alternative methods of reducing its shareholder base whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. There can be no assurance, however, that the Company will decide to engage in any such Transactions.



AFFECT OF THE TRANSACTION ON COMPANY SHAREHOLDERS

Shareholders With Fewer Than 1,000 Shares:

If the Company completes the Transaction, Cashed-Out
Shareholders:

* Will not receive a fractional share of the Company stock as a result of the reverse split.

* Instead of receiving a fractional share of Company stock, will receive cash equal to $0.25 for each share owned beneficially prior to the Effective Time of the Transaction.

* After the reverse split, will have no further interest in the Company with respect to cashed-out shares. These shares will no longer be entitled to the right to vote as a shareholder or share in the Company's assets, earnings and profits.

* Will not have to pay any service charges or brokerage fees in connection with the Transaction.

* As soon as practicable after November 28, 2002, will receive cash for the common stock held immediately prior to the reverse split in accordance with the procedure described below.

* All amounts owed to Shareholders will be subject to applicable federal income tax and state abandoned property laws.

* No interest will be paid on cash payments owed as a result of the Transaction.

If you hold certificated shares:

* A Cashed-Out Shareholder with a stock certificate representing cashed-out shares will receive a transmittal letter from the Company as soon as practicable after November 28, 2002. The letter of transmittal will contain instructions on how to surrender stock certificate(s) to the Company for cash payment. Cash payments will not be made until the outstanding certificate(s) are surrendered to the Company together with a completed and executed copy of the letter of transmittal. Please do not send certificates until you receive a letter of transmittal.

If you hold shares in a nominee account:

* The Company intends for the Transaction to treat
Shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as Shareholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders.
Nominees, however, may have different procedures and Shareholders holding common stock in street name should contact their nominees.

NOTE:

Shareholders who would be cashed out as part of the Transaction but want to continue to hold Company stock after the Transaction may do so by completing any of the following actions by November
28, 2002:

(1)	Purchase a sufficient number of shares of Company stock on
the open market and have them registered or deposited so that they hold at least 1,000 shares in their account immediately prior to the Effective Time for the reverse split; or

(2)	If applicable, consolidate accounts so that they hold at
least 1,000 shares of Company stock in one record account immediately prior to the Effective Time.

Shareholders with 1,000 or More Shares:

Shareholders with 1,000 or more shares of common stock as of 6:00 P.M. on November 28, 2002 will first have their shares converted to one thousandth of the number of shares held immediately prior to the reverse split. One minute after the reverse split, at 6:01 P.M., such shares will be reconverted in the forward stock split into 1,000 times the number of shares held after the reverse split, which is the same number of shares held before the reverse split. As a result, the Transaction will not effect the number of shares held by the shareholder who holds 1,000 or more shares immediately prior to the Effective Time.

If this Transaction had occurred as of December 25, 2001, the shareholders with 1,000 or more shares would have benefited from an increase in book value of approximately $0.02 per share. The Company's net book value as of the end of the second fiscal quarter was $.54 per share. If the cost of this Transaction, including the payment to cashed out shareholders, is approximately $36,000, the book value per share after the Transaction will also be $.54 per share. Affiliated shareholders, who currently control 64.95% of the outstanding common stock, will control 65.73% of the outstanding common stock after the Transaction. If this Transaction had taken place at the beginning of fiscal 2000, the loss per share in fiscal 2001 would have been $0.025 instead of $0.024. The earnings per share would have been $0.029 compared to actual earnings per share of $0.028. The affiliated shareholders share of the net loss for 2001 would have increased from $85,845 to $86,876. Likewise, the affiliated shareholders share of the net income from fiscal 2000 would have increased from $100,377 to $101,583. The change is less than one percent. Mr. Coulson's interest in the net book value and net income would increase from 50.56% to 51.15%. His share of the operating loss for fiscal 2001 would have increased by $779 and his share of the operating profit for fiscal 2000 would have increased by $912. His total net book value would decrease by approximately $1,500.

Beneficial Owners of Company Stock:

The Transaction will effect shareholders holding Company stock in street name through a nominee (such as a bank or broker).
Nominees may have different procedures and shareholders holding
Company stock in street name should contact their nominees to determine how they are effected by this Transaction.

Determination of Cash-Out Price

As explained in the section above entitled Structure of the Transaction, the cash-out price of the stock will be $0.25 per share. Under Idaho law, the Company either may arrange for the sale of these fractional shares or pay cash for their fair value.
 If the Transaction is completed, the Directors will elect to pay cash for the fair value.

AFFECT OF THE TRANSACTION ON COMPANY

The Transaction will effect the registration of the Company's common stock with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended. Following the successful completion of the Transaction, the Company will file a certification of termination of registration pursuant to Rule 12g-4, as promulgated by the SEC under the Securities Exchange Act of 1934. The Company will cease to be a reporting company. The Company's listing of common stock on the NASDAQ Bulletin Board will be discontinued. The Company will not be required to file annual or quarterly reports with the SEC for any reporting period ending after the date that the certification is filed. Information contained in annual or quarterly reports will not be available on the internet.

The Company's Articles of Incorporation currently authorize the issuance of 10 million shares of common stock having no par value. The Amendment to the Articles of Incorporation will reduce the authorized shares to 1,000 shares as of the Effective Time, with the number of authorized shares returned to 10,000,000 shares moments thereafter. (See, Exhibit A) The total number of outstanding shares of Company common stock will be reduced by the number of shares held by Cashed-Out Shareholders immediately prior to the Effective Time. Based on the Company's best estimates, if the Transaction had taken place as of January 1, 2002, the number of outstanding shares of common stock would have been reduced by approximately 63,287 assuming only shareholders of record are effected by the Transaction and that no Shareholders took steps to retain their shares. The number of holders of record of Company common stock then would have been reduced from approximately 721 to 122 or by approximately 599 shareholders. Consequently, the Company expects to be able to withdraw its registration with the SEC, even if shareholders with less than 1,000 shares in a nominee account are not included in the Transaction.

The Company has no current plans to issue additional shares of common stock. Unless legally required to do so, the Directors will not seek further shareholder action before issuing stock. The Articles of Incorporation do not provide shareholders with any preemptive right to acquire shares.

The total number of fractional shares that will be purchased and the total cash to be paid by the Company are unknown. If the Transaction, however, had been completed as of May 1, 2002, the cash payment that would have been issued to those Cashed-Out Shareholders who are Shareholders of record would have been $15,822 based on 63,287 shares held by 599 record shareholders. The actual amounts will depend on the number of Cashed-Out Shareholders on November 28, 2002, which may vary from the number identified on January 1, 2002. The Company also cannot determine at this time the number of Shareholders beneficially owning less than 1,000 shares whose shares are held in a nominee account.
Any such Shareholders subject to the cash-out would be added to the totals in this paragraph. All funds required to complete the Transaction will be provided by the general operations of the Company. The Company estimates that the expenses of the Transaction, excluding estimated postage expense for the proxy statement for this proposal and the printing cost of the Annual Report, will not exceed $15,000.00. The Company will not borrow funds specifically for the Transaction.

The Company's shares of common stock will continue to have no par value.

STOCK CERTIFICATES

The Transaction will not effect any certificates representing shares of common stock held by owners of 1,000 or more shares immediately prior to the reverse split. Old certificates held by any of these Shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

As described above, any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Transaction is completed. These Shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company before they can receive cash payment for their shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Certain federal income tax consequences to the Company and shareholders resulting from the Transaction are summarized below.
 This summary is based on existing US Federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax exempt organizations and foreign persons) may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign or other tax considerations. This summary assumes that shareholders have held and will hold their shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. Shareholders should consult their tax advisors as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

The federal income tax consequences to shareholders also will depend upon whether they are continuing or Cashed-Out
Shareholders, as discussed below.

Federal Income Tax Consequences to Shareholders Who Are Not
Cashed Out by the Transaction:

Any shareholder who (1) continues to hold Company stock immediately after the Transaction, and (2) receives no cash as a result of the Transaction, will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in his Company stock as he had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Shareholders:


A Cashed-Out shareholder who receives cash in exchange for a fractional share as a result of the Transaction, will recognize capital gain or loss. The amount of capital gain or loss recognized will be the difference between the cash received for cashed-out stock and the Shareholder's aggregate adjusted tax basis in such stock.

Maximum Tax Rates Applicable to Capital Gain:

Net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

ADDITIONAL INFORMATION

The Company's Annual Report for the fiscal year ended September 29, 2001, has been included with the proxy statement. The Company currently has fifty-five (55) employees on a full time equivalent basis. The section entitled "Business of the Issuer", together with the consolidated financial statements for the fiscal years ended September 29, 2001 and September 30, 2000, provide additional information concerning the Company's business, including products currently distributed, the methods of distribution, principal markets and effective environmental laws and regulations. The information set forth in the Annual Report is important for every Shareholder to review. The Annual Report also contains a description of real property owned and leased by the Company together with a description of the plant and facilities of the Company. The Sections of the Annual Report entitled "Business of Issuer" and "Description of Property" on pages 2 and 5 of the Annual Report are incorporated herein by reference. The consolidated financial statements on pages F-1 through F-18 also are incorporated by reference

As of September 23, 2002, the Company had 5,335,530 shares of common stock issued and outstanding. There is currently no established public trading market for the Company's common stock. The range of high bid and low bid quotations for the Company's common stock, by quarters, as reported on the over-the-counter market for the period beginning October 1, 1999 through June 30, 2002, is set forth in dollars per share below:

						High - Low

	April 1 - June 30, 2002			$.05 - $.07
	January 1 - March 31  2002		$.05 - $.05
	October 1 - December 31  2001		$.05 - $.05
	July 1 - September 30  2001    		$.12 - $.05
	April 1 - June 30 2001			$.10 - $.10
	January 1 - March 31 2001    		$.12 - $.10
	October 1 - December 31 2000		$.12 - $.12
	July 1 - September 30 2000		$.12 - $.12
	April 1 - June 30 2000			$.25 - $.12
	January 1 - March 31  2000		$.31 - $.12
	October 1 - December 31 1999		$.12 - $.12

The source of the above quotations is the Spokane over-the-counter listing, and the above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual Transactions. In addition, the lack of an established public trading market for the Company's common stock should be kept in mind in reviewing the above quotations. The prices shown are reflective of Transactions for a limited number of shares.

The Company has not declared or paid any dividend on the shares of common stock in the last two (2) fiscal years. There also have not been any changes in or disagreements with the Company's independent public accountants concerning accounting or financial disclosures.

The only purchase Transaction during the last two years involving the Company's common stock and Jimmie Coulson was a single Transaction on December 21, 2001. The Transaction was an unsolicited offer to sell to Company employees the shares of common stock held by Eliot Investments Limited Partners. This Partnership offered to sell the shares quoted at the market price, which at that time was $0.05. The total shares involved were 4,205. Of those 4,205, Jimmie Coulson acquired 189 shares which he subsequently gifted to his grandchildren.

DISSENTERS' APPRAISAL RIGHTS

In accordance with Section 30-1302 of the Idaho Code, Cashed-Out Shareholders have the right to dissent from the Transaction and to receive payment in cash for the "fair value" of those shares voted against the Transaction. Since this brief summary is not a complete statement, a Shareholder intending to dissent from the Transaction should refer to Section 30-1-1301 et seq. of the Idaho Code attached to this Proxy Statement as Appendix A.

A Shareholder who wishes to assert dissenters' rights must (a) send a written notice to the Company at P. O. Box 2610, Spokane,
WA   99210-2610, Attention:  Jimmie T. G. Coulson, President,
prior to the time the vote is taken, that the Shareholder intends to demand payment for his shares if the Transaction is completed; and (b) not vote his shares in favor of the proposed action. If the Transaction is authorized by the Shareholders at the Annual Meeting, then the Company will deliver a written Dissenters' Notice to all Shareholders who submitted their notice of intent and did not vote in favor of the Transaction. The Company's notice will be sent within ten (10) days of the Meeting date and will contain the information set forth in Section 30-1-1322 (see, Appendix A-4). The Shareholder then must submit a demand for payment in the form required by Section 30-1-1323 (see, Appendix A-5) and the Company thereafter will forward payment to the dissenter of the amount that the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The Company does not have any reason to believe that the fair value as determined for dissenters' shares will be any different than the fair value set by the Directors for the Transaction; consequently, the amount sent to dissenting shareholders is anticipated to be an amount equal to $0.25 per share for each share held by the dissenting shareholder prior to the Effective Time. If the dissenter decides not to accept the payment received from the Company, then the dissenter may notify the Company in writing of its own estimate of the fair value of the shares and demand payment of the estimated amount. Such demand from the dissenter must be made within thirty (30) days after the Company has made or offered payment for his shares. If the dissenter does not accept the Company's payment and the Company does not agree with the dissenter's estimate of the fair value, then the Company will commence a proceeding in the Idaho District Court for the County of Kootenai. The Court may appoint appraisers and shall assess the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the Court, against the Company unless the Court determines that the dissenters acted arbitrarily, vexatiously, or not in good faith.


RESERVATION OF RIGHTS

The Board of Directors reserves the right to abandon the Transaction without further action by the Shareholders at any time before the filing of the amendments with the Secretary of State, even if the Transaction has been authorized by the Shareholders at the Annual Meeting.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO.
1 TO AMEND THE ARTICLES OF INCORPORATION TO EFFECT A
REVERSE/FORWARD
STOCK SPLIT.

PROPOSAL NO. 2
ELECTION OF DIRECTORS

The Board of Directors of the Company will be comprised of five members. The names, ages, business experience during the past five years and positions of the nominees for Directors are set forth below. All Directors serve until the next annual meeting of the Company's shareholders and until their successors are elected and qualified or until their earlier resignation, removal or death. Officers are appointed annually by the Board of Directors at the organizational meeting of the Directors following the annual meeting of shareholders. There are no arrangements or understandings between any nominee and any other nominee pursuant to which the nominee is listed below.




NOMINEES FOR DIRECTORS

	NAME		AGE	POSITION      TERM SERVED

Jimmie T.G. Coulson	69	Director,	Jan. 1976
5920 S Phalon Lane		President,	Jan. 1982
Spokane WA 99223		CEO		Jan. 1982

Marilyn A. Schroeder	51	Director,	Dec. 1991
N. 15406 Lloyd Lane		Treasurer,	Jan.  1982
Mead WA 99021			CFO		Jan.  1982
				Vice-President	May 1998

Wendell J. Satre	84	Director	Mar. 1989
2822 E Snowberry Lane
Spokane WA 99223

Robert P. Shanewise, MD	81	Director	Mar. 1989
921 West Comstock Ct.
Spokane WA 99203

Lawrence A. Stanley	74	Director	Feb. 1997
311 West 32nd Avenue
Spokane WA  99203

Mr. Coulson has been a Director of Cd'A since January 1976 and President and Chief Executive Officer of Cd'A since January 1982.
 Mr. Coulson also is a Director of Inland Northwest Bank, a Washington state-chartered commercial bank. He is a member of the Metals Service Center Institute Planning and Policy committee and a past Director of Spokane Area Economic Development Council.

Mr. Satre has been a Director of Cd'A since March 1989. He is a retired chairman and CEO of Washington Water Power (currently operating as Avista Corp). He also is a Director and chairman of Output Technology Corporation, a manufacturer of high speed printers, president and chairman of the Board of Directors of Consolidated Electronics, Inc. and a Director of Key Tronic Corporation where he served as acting president from August 1991 to March 1992.

Ms. Schroeder has been Treasurer and Chief Financial Officer of Cd'A since January 1982 and has been a Director of Cd'A since December 1991 and a Vice President of Cd'A since 1998. She also is a member of the Board of Directors of Associated Industries of the Inland Northwest and a member of the Metals Service Center Institute Management Information Committee.

Dr. Shanewise has been a Director of Cd'A since March 1989. Dr. Shanewise has been an orthopedic surgeon for Orthopedic Associates, Inc., from 1955 to present. He also was a Director of Conjecture from 1979 to February 1993 and President of Conjecture from 1987 to the merger date of February 2, 1993. Dr. Shanewise is the owner of Moran Vista Assisted Living Facility.

Lawrence A. Stanley is the founder of Empire Bolt and Screw and has been the CEO since its incorporation in 1974. He also served as President from 1974 through 1995. He is the immediate past Chairman of the Board of Avista Corporation, and a current Director of Output Technology Corporation, a manufacturer of high speed printers for industry. He is past Chairman of the Association of Washington Businesses and the Spokane Area Chamber of Commerce.



The Directors recommend a vote in favor of the nomination of these Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers of the Company

The following information is provided about the Company's present executive officers.

NAME	 		  AGE	POSITION & TERM SERVED
			9/28/02

Jimmie T.G. Coulson	   69	Director since January 1976
				President and CEO since January 1982

Marilyn A. Schroeder	   51	Director since December 1991
				Treasurer and CFO since Jan. 1982.
 				Vice President since May 1998

Lawrence A. Coulson	   44	General Manager of Stock Steel
				since Oct. 1986
				Vice President of Stock Steel
				since January 1990

Joel E. Simpson	  	   45	Vice President since August 1995 **
				General Manager Cd'A Ind Fab
				Nov. 1993 - September 2001
				Vice President - Special
				Accounts Manager
				Since October 2001

COMPENSATION

Name & Principal			  Other Annual
Position		Yr	Salary*	  Compensation    Bonus    Total
________________________________________________________________________
Jimmie Coulson 		01	$122,950*     0		    0	 $120,735
President, CEO		00	$120,735*     0		    0	 $120,735
			99	$112,262*     0		    0	 $112,262


* Based upon salaries paid or accrued during fiscal years ended
September 29, 2001, September 30,2000 and September 25, 1999. There are no employees other than the CEO who receive compensation in excess of $100,000 annually. Includes contribution to employee profit-sharing and 401(k) plan ("the plan") of $3,398 in 2001, $3,364 in 2000 and $1,785 in 1999. The plan is qualified under Section 401 and 501 of the Internal Revenue Code of 1986. All employees are eligible to participate after one year of service if they are 21 years of age or older and meet the minimum hours worked requirement.
The plan is funded by discretionary contributions determined by the Cd'A Board of Directors and as of July 1, 1998, by a 50% match to employee contributed funds to a maximum of 6% of salary. The profit-sharing contributions are allocated to participants based on the participant's salary as a percentage of total salaries of all participants. Vesting occurs on an incremental basis between the third and seventh year of service. No distributions were made to any executive officer during the last three fiscal years except as required to refund any excess deferrals. During the last three years the Company made no profit sharing contributions.

** Because of a change in Mr. Simpson's duties and responsibilities, he is not considered an executive officer after October 1, 2001.



OTHER TRANSACTIONS

Compensation of Directors

Directors who are not officers of the Company are paid $400 for each regular meeting attended, $200 for each special meeting attended and $200 for all committee meetings not held in conjunction with a full Board Meeting.

Committees of the Board of Directors
The following is a list of standing committees and members of each:

		                           NO. MEETINGS FYE
COMMITTEE		MEMBERS              SEPTEMBER 2001

EXECUTIVE	*	Jimmie Coulson		0
			Wendell J. Satre	0
			Robert P. Shanewise	0
			Lawrence A. Stanley	0

AUDIT		*	Lawrence A. Stanley	1
			Robert P. Shanewise	1
			Wendell J. Satre	1

COMPENSATION	*	Robert P. Shanewise	1
			Lawrence A. Stanley	1
			Wendell J. Satre	1

NOMINATING	*	Wendell J. Satre	1
			Lawrence A. Stanley	1
			Jimmie T. G. Coulson	1
			Robert P. Shanewise	1

*  Committee Chairperson

The duties of the Committee are as follows:

Executive Committee. The Executive Committee shall have the full authority of the Board of Directors to take action upon such matters as may be referred to the Committee by the Board of Directors.

Audit Committee. The Audit Committee meets with the independent public accountants at least annually to review financial data and address issues relevant to the operation of the Company.

Compensation Committee. The Compensation Committee receives and considers recommendations from the chief executive officer for salaries and other forms of compensation for the executive officers and makes recommendations to the Board of Directors on these matters.

Nominating Committee. The responsibilities of the Nominating Committee include recommending persons to act as Directors, preparing for and recommending replacements for any vacancies in Director positions during the year, and initial review of policy issues regarding the size and composition of the Board of Directors.



There were four regularly scheduled Board meetings during the fiscal year ended September 30, 2001. All Directors were in attendance at all regular meetings, including Committee meetings. All committee meetings were attended by the full committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three Directors who are independent Directors as defined by the applicable rule of the NASD listing standards. The Board of Directors has not adopted a written charter for the Audit Committee.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to oversee these processes and the activities of the Company's internal audit department.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement On Auditing Standards No. 61, "Communication with Audit Committees".

The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee also considered the compatibilities of non-audit services with the accountants' independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements contained in the Company's Annual Report on Form 10-KSB for the year ended September 29, 2001. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended September 29, 2001, as filed with the Securities and Exchange Commission.

The Audit Committee discussed with the Company's independent accountants the overall scope and plans for their audit. The Audit Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.


This report is submitted by the Audit Committee. Its members are:
		Lawrence A. Stanley, Chairman
		Wendell J. Satre
		Robert P. Shanewise



Filing Requirements

With respect to the Company's most recent fiscal year, the records of the Company indicate that the Directors and executive officers have filed all required Forms 3, 4 and 5 on a timely basis.



	SECURITY OWNERSHIP AND CERTAIN
	BENEFICIAL OWNERSHIP OF MANAGEMENT



The following table sets forth the beneficial ownership of Cd'A Common Stock as of May 1, 2002 by each person known by Cd'A to be a beneficial owner of 5% or more of Cd'A Common Stock. As of such date, a total of 5,335,530 shares of Cd'A Common Stock were outstanding. This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and in certain instances the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes.

Title of	Name and Address	Amount and 	Percent of
Class		Of Beneficial Owner	Nature of 	Class
					Beneficial
					Ownership

Common Stock   	Jimmie & Arlene Coulson
           	5920 S Phalon Lane
           	Spokane WA  99223	2,697,141	  50.56

Common Stock   	Lawrence A. Coulson*
          	South 5711 Corkery Road
          	Spokane WA  99223	  393,427	   7.37



*  Lawrence Coulson is the son of Jimmie Coulson


(b)	SECURITY OWNERSHIP OF MANAGEMENT.

     The following table sets forth the beneficial ownership of Cd'A Common Stock as of December 2, 2001 by each Director and executive officer of Cd'A, named individually, and all Directors and executive officers of Cd'A as a group, without naming them. This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and in certain instances the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes.

Title of       	Name and Address of    	Amount and
Class 		Beneficial Owner  	Nature of       Percent of
					Beneficial 	 Class
Ownership

Common Stock   	Jimmie & Arlene Coulson
           	5920 S Phalon Lane
           	Spokane WA  99223        2,697,141**	  50.56

Common Stock	Lawrence A. Coulson
		5711 S. Corkery Road
		Spokane WA  99223	   393,427**	   7.37

Common Stock   	Marilyn A. Schroeder
          	N. 15406 Lloyd Lane
          	Mead WA  99021             249,791	   4.68

Common Stock	Wendell J. Satre
	        2822 E Snowberry Lane
        	Spokane WA  99223              389         0*

Common Stock   	Joel E. Simpson
		E. 1306 Sara Lane
		Spokane WA 99223	    27,244         0*

Common Stock   	Robert Shanewise, M.D.
           	921 W. Comstock Court
           	Spokane WA  99203           96,809         1.81

Common Stock   	Lawrence A. Stanley
	        311 West 32nd
           	Spokane WA  99203              389         0*

Common Stock   	All Directors & executive
           	officers as a group

 					 ------------	   ---

          	(7 persons)          	 3,465,190        64.95


*   Indicates less than 1% of outstanding shares of class.
** Includes 1/3 ownership (11,904 shares) of CINV, a family partnership with 35,714 shares



	CERTAIN RELATIONSHIPS AND RELATED
	TRANSACTIONS

During October, 1993, the Company sold $250,000 convertible debentures in a private placement. The debentures were due on October 31, 1998 but the initial term was extended for one year through October 30, 1999. The interest rate was 8-3/4% for the period of the extension. The debentures were secured by a second
lien on the real estate.   Reference is made to the form 10-KSB
for the fiscal year ended September 29, 2001, Item 2, which is incorporated by reference herein.

PROPOSAL NO. 3
SELECTION OF INDEPENDENT CERTIFIED
	PUBLIC ACCOUNTANTS

BDO Seidman has examined the financial statements of the Company starting with the fiscal year ended September 30, 1989 through fiscal year ended September 29, 2001. The Directors recommend that their appointment for fiscal 2002, (the period ending September 28, 2002) be approved by the shareholders. If a majority of the shares present at the meeting fails to approve the appointment of BDO Seidman as independent certified public accounts, the Board of Directors will consider the selection of another accounting firm. The principal accountant for the current year and the most recently completed year will not be present at the annual meeting of shareholders. A representative of BDO Seidman is not expected to be present at the annual meeting of shareholders. Therefore BDO Seidman will not have the opportunity to make a statement or respond to questions.

Audit Fees:

The aggregate fees billed by BDO Seidman, LLP for professional services for the audit of the Company's annual consolidated financial statements for fiscal 2001 and the review of the consolidated financial statements included in the Company's Annual Report on Form 10-KSB for fiscal 2001 were $26,229. Fees billed by BDO Seidman, LLP for professional services related to reviews of the financial statements included in the quarterly Form 10-QSB during the 2001 fiscal year were $7,398.

Financial Information Systems Design and Implementation Fees:
There were no fees billed by BDO Seidman, LLP to the Company for financial information systems design and implementation for fiscal 2001.

All other fees:
The aggregate fees billed to the Company for all other services rendered by BDO Seidman, LLP for fiscal 2001 were $1,525.

The Audit Committee feels that the services rendered by BDO
Seidman are compatible with maintaining the principal accountant's independence.








	SHAREHOLDERS' PROPOSALS FOR
	2003 ANNUAL MEETING

The Company has had to change the date of its annual meeting in 2002 by more than thirty (30) days from the date of the annual meeting in 2001. Notice of a Shareholder Proposal for the 2003 Annual Meeting must be received on or before November 15, 2002, or it will be considered untimely. Proposals of Shareholders intended to be presented at the 2003 annual meeting should be submitted by certified mail, return receipt requested, and must be received by the Company at its headquarters in Spokane, Washington on or before that date to be eligible for inclusion in the Company's proxy statements and former proxy card relating to that meeting. Shareholder proposals should be submitted to the Secretary of The Coeur d'Alenes Company, P.O. Box 2610, Spokane, WA 99220-2610. Any such proposal should comply with the Securities and Exchange Commission rules governing shareholder proposals submitted for inclusion in proxy materials.


	FORM 10-KSB FOR THE YEAR ENDED
	SEPTEMBER 29, 2001

A copy of the Annual Report on Form 10-KSB for the year ended September 29, 2001 which was filed with the Securities & Exchange Commission has been included with this proxy statement. The financial statements for the fiscal year ended September 29, 2001 and September 30, 2000, included in the Annual Report, are incorporated herein by reference. Because of the expense associated with producing and mailing, the Exhibits have been omitted. Reference is made to the Form 10-KSB, Part IV, Item 13 (List of Exhibits) which is incorporated herein by reference. A copy of the exhibits as filed with the Securities and Exchange Commission, will be sent to shareholders upon request and upon payment of a reasonable charge. Requests should be made to:

	The Coeur d'Alenes Company
	Attn: Arlene Coulson
	PO Box 2610
	Spokane WA 99220-2610

Reference is made to the Form 10-KSB for the fiscal year ended
September 2001, Item 2 (Description of Property) Item 10 and Item
13 (List of Exhibits) which is incorporated herein by reference.

FORM 10-QSB FOR THE NINE MONTHS ENDED
JUNE 25, 2002

A copy of the Quarterly Report on Form 10-QSB for the nine month period ended June 25, 2002 which was filed with the Securities and Exchange Commission on August 1, 2002 has been included with this proxy statement and the financial information included therein is incorporated be reference.


	OTHER MATTERS TO COME BEFORE
	THE MEETING

No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment on any such matters.

	By order of the Board of Directors

	Arlene Coulson, Secretary